Contacts:  Jon Greer
           651-736-1915
           Matt Ginter
           651-733-8206
           Mary McCormick
           651-736-5068


FOR IMMEDIATE RELEASE


                3M Discusses Fourth-Quarter Outlook


     St. Paul, Minn. - Dec. 16, 1998 - 3M said today that it expects lower fourth-quarter earnings, due to modest sales growth, reductions in factory output and negative currency effects.

     Per-share earnings, excluding one-time items, are estimated to be about 10 percent below the same quarter last year. Currency effects will reduce earnings by about 6 cents a share, or about 7 percent. In the fourth quarter last year, 3M earned $366 million, or 89 cents a share on a diluted basis.

     3M expects that its fourth-quarter sales - excluding currency impacts - will increase about 2 percent from the same quarter last year, slightly less than expected.

     "During the quarter, we have slowed factory output to bring inventory levels into better line with current and projected demand," said L.D. DeSimone, chairman and chief executive officer. "This is having a negative effect on fourth-quarter gross margins."

     He said the company's cost-reduction initiative is ahead of schedule, but that the bulk of the savings from the actions will occur during the next two years.

     As previously announced, 3M intends to reduce about 4,500 job positions - more than 5 percent of its worldwide total - by the end of 1999. Of these reductions, approximately 2,000 will take place by the end of this year. These job reductions stem from streamlining of corporate structure, consolidation of manufacturing operations, and elimination of low-margin product lines.

     The company said its expects higher 1999 profits, despite a continued challenging economic environment. At this juncture, the company estimates that 1999 per-share earnings will rise about 8 percent on a revenue gain of 4 to 5 percent.

     "New products, productivity gains and cost controls will help our 1999 results," DeSimone said.

     3M - a leading global manufacturer of products for industrial, consumer, health care and other markets - will report fourth-quarter results on January 25.


FORWARD-LOOKING STATEMENTS
Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors, including: (1) foreign exchange rates and fluctuations in those rates; (2) worldwide economic growth;
(3) raw materials, including shortages and increases in the costs of key raw materials; (4) legal proceedings; and (5) impact of the Year 2000 issue.